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                                                                  EXHIBIT 10.1.2

                   AMENDMENT 2 TO THE SOUTH FINANCIAL GROUP'S
              AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT PLAN


         This Amendment 2 (this "Amendment") to The South Financial Group Amended and Restated Restricted Stock Agreement Plan (the "Plan") is made by The South Financial Group, Inc. (formerly known as The South Financial Group), to be effective as of the date hereof. Capitalized terms not otherwise defined in this Amendment have the meanings assigned to them in the Plan.

         1. The third and fourth sentences of Section 1 of the Plan are hereby deleted and replaced with the following:

         Subject to adjustment in accordance with the provisions of Section 8 hereof, the total amount of Shares which may be issued pursuant to Restricted Stock Agreements under the Plan shall not exceed in the aggregate 750,000 Shares. This limitation of 750,000 Shares shall be calculated as of the date hereof, and any Shares previously granted under the Plan (as adjusted pursuant to Section 8 hereof) shall be counted against this 750,000 Share limitation.

         2. The name of the Plan is amended to reflect the change of the name of the corporation from The South Financial Group to The South Financial Group, Inc. Hereafter the name of the Plan shall be "The South Financial Group, Inc. Restricted Stock Agreement Plan."

         Except as amended by this Amendment, the Plan is ratified and affirmed in its entirety.

         IN WITNESS WHEREOF, this Amendment is entered into as of April 30, 2002.

                                             THE SOUTH FINANCIAL GROUP, INC.


                                             By: /s/ William S. Hummers III
                                                 -------------------------------
                                                 Name:  William S. Hummers III
                                                 Title: Executive Vice President